  EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We have issued our report dated April 17, 2017, except for Note 3 which is dated September 11, 2017 which accompanies the consolidated financial statements of TGS International Ltd. as at February 28, 2017 and for the period from incorporation (December 1, 2016) to February 28, 2017 that is included in the Form S-1/A registration statement. We consent to the inclusion in the registration statement of the aforementioned report.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

September 20, 2017
Calgary, Canada	Chartered Professional Accountants

Suite 1500, 640 – 5th Ave. S.W., Calgary, Alberta T2P 3G4 Tel: (403) 263-3385 Fax: (403) 269-8450